Exhibit 99.1

PRESS RELEASE

Company Release – 10 November, 2022 – 5:00 PM ET

Integrated Rail and Resources Acquisition Corp. Announces Extension

FORT WORTH, Texas. – (BUSINESS WIRE) – Integrated Rail and Resources Acquisition Corp. (the “Company”) announced, in accordance with Section 2(d) of its Investment Management Trust Agreement with American Stock Transfer & Trust Company (the “Trust Agreement”), that at least five days prior to November 15, 2022, the Company received notice from the Company’s insiders that the insiders intend to extend the Applicable Deadline pursuant to Section 1(j) of the Trust Agreement.  Accordingly, the Company announced, pursuant to the authority of the Board under section 2.04 of the Company’s bylaws, that the Board of the Company has cancelled the Special Meeting of Stockholders to be held November 15, 2022.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on natural resources, railroads and/or railroad logistics companies, or any combinations thereof. The Company is sponsored by DHIP Natural Resources Investments, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

Contact: William Lane
wlane@dhipgroup.org or (321) 972-1583